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                                                                   Exhibit 10(a)

INDEPENDENT AUDITORS' CONSENT
Mercury Asset Management Master Trust:

We consent to the incorporation by reference in this Amendment No. 4 to Registration Statement No. 811-09049 for Mercury Asset Management Master Trust of our reports dated July 19, 1999 appearing in the annual reports to shareholders of Mercury Master International Portfolio, Mercury Master Pan-European Growth Portfolio, Mercury Master U.S. Large Cap Portfolio and Mercury Master Gold and Mining Portfolio, and to the inclusion of our report dated October 22, 1999 for Mercury Master U.S. Small Cap Growth Portfolio, appearing in Part B of such Registration Statement.

Deloitte & Touche LLP
Princeton, New Jersey
October 22, 1999